UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D. C. 20549

                           FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                           1-7276
              --------------------------------
                    Commission File Number


                     Exolon-ESK Company
      --------------------------------------------------
      (Exact name of registrant as specified in charter)

               1000 E. Niagara Street, P.O. Box 590,
                 Tonawanda, New York 14151-0590

                       (Tel)716-693-4550
 -----------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             COMMON STOCK, $1 PAR VALUE PER SHARE
  --------------------------------------------------------
   (Title of each class of securities covered by this Form)

                        not applicable
------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X In the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports;

Rule 12g-4(a)(1)(i)  [X]                 Rule 12h-3(b)(1)(ii)[ ]
Rule l2g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(i)  [ ]                 Rule l2h-3(b)(2)(ii)[ ]
Rule 12g-4(a)(2)(ii) [ ]                 Rule 15d-6          [ ]
Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date:  1
             -------

Pursuant to the requirements of the Securities Act of 1934, Exolon-ESK Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 16, 2001                By: /s/ J. FRED SILVER
      ---------------                    -----------------------
                                         J. Fred Silver, President